Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Fuel Tech, Inc. of our report dated March 12, 2018, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Fuel Tech, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP

Chicago, Illinois
August 29, 2018